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                                  EXHIBIT 3.10

                       LLC INTEREST ACQUISITION AGREEMENT
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                       LLC INTEREST ACQUISITION AGREEMENT

      This Agreement, entered into this 29th day of July 1998, is by and between Donald Wilen, an individual, and United National, Inc., a Nevada corporation ("United").

                                    RECITALS:

      WHEREAS, Mr. Wilen is the owner of 98.9% of the ownership interest of United National Mortgage, LLC., a New York limited liability company engaged in the mortgage banking business ("United National Mortgage");

      WHEREAS, United is the owner of 1% of the ownership interest of UNM, which interest was purchased for approximately $508,000 in funds borrowed by United;

      WHEREAS, Premier Mortgage Resources, Inc., a Nevada corporation ("Premier"), proposes to raise additional capital through a limited public offering, a portion of the proceeds of which will be furnished to United to purchase an additional 1% of the ownership interest in UNM as previously agreed by Mr. Wilen and United;

      WHEREAS, Mr. Wilen has agreed to repurchase the 1% interest in UNM as set forth herein;

      WHEREAS, United wishes to acquire, and Mr. Wilen is willing to sell, the remaining 98% interest in UNM for nominal consideration, subject to the conditions set forth herein, such that United would be the sole owner of UNM;

      WHEREAS, the basis, in part, for Premier and United initially purchasing a minor percentage ownership interest in UNM, and borrowing and raising funds for such purchases, is the ability to acquire all of the remaining ownership interest in UNM for nominal consideration;

      NOW, THEREFORE, in consideration of the terms and conditions of this Agreement, the parties hereto agree as follows:

      1. Sale of Ownership Interest. Subject to the terms set forth herein, Mr. Wilen hereby agrees to sell, convey, transfer, assign, and deliver to United, and United agrees to purchase all of the remaining interest in and to UNM owned by Mr. Wilen, which interest shall represent not less than 98% of the ownership interest of UNM. The closing of this Agreement and the transfer of the ownership interest shall occur not later than March 31, 1999; provided, however, that the closing shall take place immediately upon approval by the New York Banking Department of UNM's application for permission to transfer ownership. If the New York Banking Department shall not approve the transfer of ownership on or before March 31, 1999, Mr. Wilen shall cause UNM immediately to turn in its New York license and operate only in the remaining states.
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      2. Purchase Price. The purchase price for the 98% ownership interest of
UNM as set forth in Paragraph 1 above shall be $10.00, which amount shall be paid at closing.

      3. Representations and Warranties of Mr. Wilen. Mr. Wilen represents and warrants to United as set forth below. These representations and warranties are made as an inducement for United to enter into this Agreement and, but for the making of such representations and warranties and their accuracy, United would not be a party hereto.

            a. Mr. Wilen is, or at closing will be, the record and beneficial owner and holder of the ownership interest of UNM to be transferred to pursuant to this agreement and such interests are or will be on the closing date owned by Mr. Wilen free and clear of all liens, encumbrances, charges and assessments of every nature and subject to no restrictions with respect to transferability. Except for the 2% ownership interest previously, or to be, transferred to United, such 98% ownership interests shall represent absolute ownership and control of UNM.

            b. Except for this Agreement, there are no outstanding options, contracts, calls, commitments, agreements or demands or any character relating to the ownership interests to be sold pursuant hereto.

      4. Covenants of Mr. Wilen. From and after the date of this Agreement and until the closing date:

            a. Mr. Wilen shall not authorize any amendment to UNM's organization or operating documents or permit the issuance of any additional ownership interests in UNM.

            b. Mr. Wilen shall not do any act or omit to do any act, or permit any act or omission to act, which will cause a material breach of this Agreement.

            c. Mr. Wilen shall duly comply with all applicable laws as may be required for the valid and effective transfer of the ownership interests contemplated by this Agreement.

            d. Mr. Wilen shall not authorize the sale or disposition of any property or assets of UNM, except products sold in the ordinary course of business; provided however, that prior to closing Mr. Wilen shall be permitted to transfer to himself marketable securities of UNM in an aggregate amount not to exceed $350,000.

            e. Mr. Wilen shall promptly notify United and Premier of any lawsuits, claims, proceedings, or investigations that may be threatened, brought, asserted, or commenced against UNM, its officers or directors involving in any way the business, properties, or assets of UNM.

            f. Mr. Wilen shall use his best efforts to preserve the business organization of UNM intact.
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            g. Mr. Widen shall cause UNM to carry on its business diligently and substantially in the same manner as heretofore, and shall not permit UNM to make or institute any unusual or novel methods of purchase, sale, management, accounting or operation outside of the ordinary course of business of UNM.

            h. Mr. Wilen shall not permit UNM to enter into any contract or commitment, or engage in any transaction not in the usual and ordinary course of business and consistent with UNM's business practices.

      5. Miscellaneous.

            a. Default. Should any party to this Agreement default in any of the covenants, conditions, or promises contained herein, the defaulting party shall pay all costs and expenses, including a reasonable attorney's fee, which may arise or accrue from enforcing this Agreement, or in pursuing any remedy provided hereunder or by the statutes of the State of New York.

            b. Assignment. This Agreement may not be assigned in whole or in part by the parties hereto without the prior written consent of the other party.

            c. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their heirs, executors, administrators, successors and assigns.

            d. Partial Invalidity. If any term, covenant, condition, or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or application of such term or provision to persons or circumstances other than those as to which it is held to be invalid or unenforceable shall not be affected thereby and each term, covenant, condition, or provision of this Agreement shall be valid and shall be enforceable to the fullest extent permitted by law.

            e. Entire Agreement. This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all negotiations, representations, prior discussions, letters of intent, and preliminary agreements between the parties hereto relating to the subject matter of this Agreement.

            f. Survival of Covenants, Etc. All covenants, representations, and warranties made herein to any party, or in any statement or document delivered to any party hereto, shall survive the making of this Agreement and shall remain in full force and effect until the obligations of such party hereunder have been fully satisfied.

            g. Further Action. The parties hereto agree to execute and deliver such additional documents and to take such other and further action as may be required to carry out fully the transactions contemplated herein.


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            h. Amendment. This Agreement or any provision hereof may not be changed, waived, terminated, or discharged except (i) by means of a written supplemental instrument signed by the party or parties against whom enforcement of the change, waiver, termination, or discharge is sought, and (ii) upon the prior written consent or approval of shareholders of Premier owning in the aggregate at least two-thirds of the outstanding common stock of Premier. Premier shall be deemed a third party beneficiary of this Agreement.

            i. Headings. The descriptive headings of the various sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

            j. Counterparts. This Agreement may be executed in two or more partially or fully executed counterparts, each of which shall be deemed an original and shall bind the signatory, but all of which together shall constitute but one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto executed the foregoing Agreement as of the day and year first above written.


                                          /s/ Donald Wilen
                                          --------------------------
                                          Donald Wilen, Individually


                                          United National, Inc.


                                          By /s/ Donald Wilen
                                            --------------------------
                                            Donald Wilen, President


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